Exhibit 5.1

[GNC Holdings, Inc. Letterhead]

November 3, 2015

GNC Holdings, Inc.
300 Sixth Avenue
Pittsburgh, PA 15222

Ladies and Gentlemen:

I am Vice President and General Counsel, Securities for GNC Holdings, Inc., a Delaware corporation (the “Company”), and in such capacity, I have examined the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1033, as amended, for the registration of 3,000,000 shares (the “Shares”) of the Company’s Class A common stock, $0.001 par value per share (“Common Stock”), that may be issued by the Company pursuant to the GNC Holdings, Inc. 2015 Stock and Incentive Plan, as amended from time to time (the “Plan”).

I have examined and am familiar with originals or copies of such documents, corporate records, certificates of public officials and officers of the Company and other instruments as I have deemed necessary or appropriate as a basis for the opinions set forth below.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,
/s/ Amanda J. Skov